Exhibit 99.3

Unaudited Pro Forma Condensed Consolidating Financial Statements

On September 28, 2007 Nexxus Lighting, Inc. (“Nexxus”) completed its acquisition of Advanced Lighting Systems, Inc. (“ALS”) through a wholly owned subsidiary of Nexxus. The following unaudited pro forma condensed consolidating financial statements have been prepared to give effect to the completed acquisition, which was accounted for as a purchase.

The unaudited pro forma condensed consolidating balance sheet as of June 30, 2007, and the unaudited pro forma condensed consolidating statements of operations for the six months ended June 30, 2007 and the year ended December 31, 2006, are presented herein. The unaudited pro forma condensed consolidating balance sheet was prepared using the historical balance sheets of Nexxus and ALS as of June 30, 2007. The unaudited pro forma condensed consolidating statements of operations were prepared using the historical statements of operations of Nexxus and ALS for the six months ended June 30, 2007 and for the year ended December 31, 2006.

The unaudited pro forma condensed consolidating balance sheet gives effect to the acquisition as if it had been completed on June 30, 2007, and consolidates the unaudited condensed balance sheets of Nexxus and ALS. The unaudited pro forma condensed consolidating statements of operations for the six months ended June 30, 2007 and for the year ended December 31, 2006 gives effect to the acquisition as if it had occurred on January 1, 2006.

The unaudited pro forma condensed consolidating financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed consolidating financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations actually would have been if the events described above occurred as of the dates indicated or what such financial position or results would be for any future periods. The unaudited pro forma condensed consolidating financial statements, and the accompanying notes, are based upon the respective historical financial statements of Nexxus and ALS, and should be read in conjunction with Nexxus’s historical financial statements and related notes, Nexxus’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in Nexxus’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and Form 10-QSB for the six months ended June 30, 2007, and ALS’s financial statements presented herein.

Nexxus Lighting, Inc.

Unaudited Pro Forma Condensed Consolidating Balance Sheet

	As of June 30, 2007
	Historical Nexxus	Historical ALS	Pro Forma Adjustments		Pro Forma Consolidated
ASSETS:
Current Assets:
Cash & cash equivalents	$2,548,426	$370,160	$(911,000)	A	$1,318,740
			(688,846)	A
Restricted investments	500,000	—			500,000
Investments	4,165,252	—			4,165,252
Net accounts receivable	1,383,071	118,736			1,501,807
Inventories, net of reserve	3,212,693	602,194			3,814,887
Prepaid expenses	309,164	54,000			363,164
Other assets	28,777	—			28,777

Total current assets	12,147,383	1,145,090	(1,599,846)		11,715,960

Property and equipment	4,192,269	252,476	(179,981)	B	4,264,763
Accumulated depreciation and amortization	(2,810,465)	(179,981)	179,981	B	(2,810,465)

Net property and equipment	1,381,804	72,494	—		1,454,297

Patents and trademarks, net of accumulated amortization	271,723	16,298			288,021
Goodwill		252,903	2,511,525	C	2,764,428
Other intangible assets net of accumulated amortization	78,713	14,846	(14,846)	C	78,713
Other assets	84,714	—	—		84,714

	13,964,337	1,501,631	$896,833		$16,362,801

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	1,767,644	176,582	—		1,944,226
Accrued liabilities	—	46,628	288,762	D	335,390
Related party payable	1,500	—			1,500
Accrued compensation and benefits	105,121	—			105,121
Notes payable	412,500	—			412,500
Revolving line of credit	1,246,558	198,500	(198,500)	E	1,246,558
Current portion of deferred rent	53,832	—			53,832
Current portion of notes payable	—	400,046	(400,046)	E	—
Current portion of notes due to related party	6,502	57,074	(57,074)	E	6,502
Current portion of capital lease obligations	—	6,123	(6,123)	E	—
Customers Deposits	19,227	469,492			488,719

Total current liabilities	3,612,884	1,354,445	(372,980)		4,594,348

Deferred rent, less current portion	201,870	—			201,870
Capital lease obligations, less current portion	4,334	27,103	(27,103)	E	4,334

Total liabilities	3,819,088	1,381,548	(400,083)		4,800,552

Stockholders’ Equity
Class A common stock	6,714	—	260	F	6,974
Common Stock	—	30	(30)	F	—
Additional paid-in capital	19,128,862	—	1,416,740	F	20,545,602
Accumulated deficit	(8,990,327)	120,053	(120,053)	F	(8,990,327)

Total stockholders’ equity	10,145,249	120,083	1,273,583		11,562,249

	$13,964,337	$1,501,631	$896,833		$16,362,801

See accompanying notes to the unaudited pro forma condensed consolidating financial statements.

Nexxus Lighting, Inc.

Unaudited Pro Forma Condensed Consolidating Statements of Income

	For the six months ended June 30, 2007
	Historical Nexxus	Historical Advanced	Pro Forma Adjustments		Pro Forma Consolidated
Revenues	$4,975,024	$1,100,081	$—		$6,075,105
Cost of sales	3,594,395	494,545	—		4,088,940

Gross Profit	1,380,629	605,536	—		1,986,165

Operating expenses:
Selling, general and administrative	2,520,434	517,289	—		3,037,723
Research and development	210,618	29,093	—		239,711

Total operating expenses	2,731,052	546,382	—		3,277,434

Operating Income (Loss)	(1,350,423)	59,154	—		(1,291,269)
Non-Operating Income (Expense):					0
Interest income	129,212	—	(28,094)	G	101,118
Interest expense	(19,353)	(35,611)	35,611	G	(19,353)
Other income (expense)	17,002	654	—		17,656

Total non-operating income (expense)	126,861	(34,957)	7,517		99,421

Net Income (Loss)	$(1,223,562)	$24,197	$7,517		$(1,191,848)

Net Loss Per Common Share:
Basic and diluted loss per share	$(0.18)				$(0.17)

Weighted average shares outstanding
Basic and diluted	6,653,111		260,000	H	6,913,111

See accompanying notes to the unaudited pro forma condensed consolidating financial statements.

Nexxus Lighting, Inc.

Unaudited Pro Forma Condensed Consolidating Statements of Income

	For the Year Ended December 31, 2006
	Historical Nexxus	Historical Advanced	Pro Forma Adjustments		Pro Forma Consolidated
Revenues	$11,001,011	$2,160,359	$—		$13,161,370
Cost of sales	7,064,461	1,041,288			8,105,749

Gross Profit	3,936,550	1,119,071	—		5,055,621

Operating expenses:
Selling, general and administrative	6,040,523	986,960			7,027,483
Research and development	538,298	33,410			571,708
Gain on disposal of fixed assets	(593)	(773)			(1,366)
Gain on termination of capital lease, net of Impairment	(506,367)	—			(506,367)

Total operating expenses	6,071,861	1,019,597	—		7,091,458

Operating Income (Loss)	(2,135,311)	99,474	—		(2,035,837)
Non-Operating Income (Expense):					—
Interest income	38,488	—			38,488
Loss on investments	(3,482)	—			(3,482)
Interest expense	(356,320)	(63,134)	(113,518)	G	(469,837)
			63,134	G
Other income	221,622	485			222,107

Total non-operating expense	(99,692)	(62,649)	(50,384)		(212,724)

Net Income (Loss)	$(2,235,003)	$36,825	$(50,384)		$(2,248,562)

Net Loss Per Common Share:
Basic and diluted loss per share	$(0.80)				$(0.74)

Weighted average shares outstanding
Basic and diluted	2,810,187		260,000	H	3,070,187

See accompanying notes to the unaudited pro forma condensed consolidating financial statements.

Nexxus Lighting, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma condensed consolidating statements of income of Nexxus Lighting, Inc. (“Nexxus”) for the six months ended June 30, 2007 and the year ended December 31, 2006 give effect to the acquisition of Advanced Lighting Systems, Inc. (“ALS”) as if it had been completed on January 1, 2006. The unaudited pro forma condensed consolidating balance sheet as of June 30, 2007 gives effect to the acquisition of ALS as if it had occurred on June 30, 2007.

The unaudited pro forma condensed consolidating statements of income and unaudited pro forma condensed consolidated balance sheet were derived by adjusting Nexxus’s historical financial statements for the acquisition of ALS. The unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statements of income are provided for informational purposes only and should not be construed to be indicative of Nexxus’s financial position or results of operations had the transaction been consummated on the dates indicated and do not project Nexxus’s financial position or results of operations for any future period or date.

The unaudited pro forma condensed consolidating balance sheet and unaudited condensed consolidating statements of income and accompanying notes should be read in conjunction with Nexxus’s historical financial statements and related notes, Nexxus’s “Management’s Discussion and Analysis of Financial Condition and Results of Operation” contained in Nexxus’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and Form 10-QSB for the six months ended June 30, 2007, and ALS’s financial statements presented herein.

Note 2. Preliminary Purchase Price

The unaudited pro forma condensed consolidating financial statements reflect a preliminary purchase price of $3,305,608 (including acquisition costs of $288,762, all of which are reflected as accrued liabilities). Of the total preliminary purchase price, $1,599,846 was assumed to be financed with borrowings as Nexxus’s available cash and short-term investment balances were not sufficient at January 1, 2006, plus 260,000 shares of common stock valued at $1,417,000 on the date of the acquisition. The purchase price is subject to change since stipulations in the purchase agreement, such as the working capital adjustment which is to be finalized during a 75 day period subsequent to the closing date, which has yet to be finalized. Note these amounts do not include any shares which could be made available to the seller of ALS through future earnouts as contemplated by the purchase agreement.

In the accompanying June 30, 2007 unaudited pro forma condensed consolidated balance sheet, the total purchase price is allocated to the tangible and identifiable intangible assets and the liabilities of ALS based on their estimated fair values as of the date of the acquisition in accordance with the purchase method of accounting.

The excess of the purchase price over the fair value of acquired assets and liabilities is allocated to goodwill as follows:

Cash	$370,160
Accounts receivable	118,736
Inventories	602,194
Other current assets	54,000
Property, plant and equipment	72,494
Goodwill	2,511,525
Patents	16,298
Other long-term assets	252,903
Accounts payable	(176,582)
Accrued expenses	(46,628)
Deposits	(469,492)

Total Purchase Price	3,305,608

Note 3. Pro Forma Adjustments

The pro forma adjustments made herein are based upon management’s preliminary estimates of the value of the tangible and intangible assets acquired. These estimates are subject to finalization.

A – Reduction in Cash and Investments due to Acquisition: Cash and Investments were reduced to reflect the cash paid to the previous owner and the amount of debt paid off at the closing of the transaction.

B – Record fair market value of Fixed Assets Acquired: Fixed assets were recorded at fair market value at the date of acquisition. These pro forma calculations assume net book value of fixed assets approximates fair market value.

C – Increase in other intangible assets due to Acquisition: Other intangible assets were increased to reflect the recording of Goodwill (purchase price amount over the value of the assets acquired). See Note 2. Also includes the write off of deferred financing fees incurred in connection with obtaining financing that was paid off as part of the Acquisition and a write off of a previous technology licensing agreement between ALS and Nexxus.

D – Increase in accrued liabilities: Accrued liabilities increased to reflect the transaction costs of the acquisition of ALS.

E – Decrease in various debt and capital lease accounts: The decrease in the debt and capital leases reflect payoff of all amounts borrowed at the time of the acquisition.

F – Change in Equity accounts due to Acquisition: Reflects the change in the equity accounts due to the acquisition of ALS and issuance of shares to the seller of ALS.

G – Reduction in Interest Income and Decrease in Interest Expense due to Acquisition:

For the Six Months ended June 30, 2007: Interest income has been reduced to reflect a $1,599,846 reduction of Nexxus’ cash and short term investments, which is the amount of cash paid in connection with the ALS acquisition. As more fully discussed in Nexxus Annual Report on Form 10-KSB for the year ended December 31, 2006 and Form 10-QSB for the six months ended June 30, 2007, Nexxus raised capital in December 2006 which was sufficient to repay any borrowings assumed in the pro forma calculations in the consolidating statement of income for the year ended December 31, 2006. Additionally, interest expense was decreased for 2006 to reflect the payoff of ALS’ loans by Nexxus at the date of the merger.

For the Year ended December 31, 2006: Interest expense has been increased to reflect borrowings of $1,599,846 which Nexxus would have been required to borrow as Nexxus did not have sufficient cash and short term investments at January 1, 2006. Interest expense was also decreased to reflect the payoff of ALS’ loans by Nexxus at January 1, 2006.

H – Change in the Weighted Average Shares Outstanding: The weighted average shares outstanding have been increased to reflect the 260,000 shares issued in connection with the ALS acquisition. This does not include any shares available to the seller of ALS through future earnouts included in the purchase agreement.